Exhibit 3.1

DEAN HELLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada  89701-4299

(775) 684-5708

Website: secretaryofstate.biz

     Certificate of Change Pursuant

           to NRS 78.209

Important: Read attached instructions before completing form.

             ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation: FIRST SOURCE DATA, INC.

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 50,000,000 common shares, par value $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of Shares after the change: 50,000,000 common shares, par value $0.001

5. The number of shares of each affected class or series, if any, to be issued after the change in Exchange for each issued share of the same class or series: Common stock split 4:1

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of script to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: No fractional shares shall be issued.

7. Effective date of filing (optional): September 27, 2006

8. Officer Signature: /s/ Javed Mawji

Chief Executive Officer

Signature

Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

            Nevada Secretary of State AM 78.209 2003

       Revised on: 10/18/05